Exhibit 99.1

December 22, 2009

NASDAQ OMX Participates in Combination of NASDAQ Dubai into Dubai

Financial Market; Accepts Shares in DFM

Combination Will Enhance Retail Investor Access and Provide Greater

Choice for Local and International Issuers

New York, December 22, 2009 – The NASDAQ OMX Group, Inc. (NASDAQ:NDAQ) today announced an agreement with Borse Dubai Limited (Borse Dubai) which will change the ownership structure of NASDAQ Dubai to become a wholly owned subsidiary of the Dubai Financial Market (DFM). DFM is a long-standing, highly successful exchange in Dubai, and is home to many of Dubai’s domestic listings. This agreement reflects NASDAQ OMX’s commitment to participate in the continuous development of the financial markets in Dubai.

Under the agreement and new ownership structure:

-	NASDAQ Dubai, in which NASDAQ OMX currently holds a 33 1/3 percent equity stake, will become a wholly owned subsidiary of DFM.
-	In return, NASDAQ OMX will receive a 1 percent ownership interest in DFM, a publicly traded company controlled by Borse Dubai. The market capitalization of DFM as of December 21 was $3.9 billion.
-	NASDAQ OMX will retain the right to nominate one NASDAQ Dubai director.
-	NASDAQ Dubai will continue to exist as a distinct exchange under DFM’s ownership, still registered in Dubai’s free-trade zone, DIFC, and regulated by the DIFC regulator, DFSA. DFM will continue to be regulated by SCA, the UAE national regulator.
-	NASDAQ OMX’s existing technology and trademark licensing agreements with Borse Dubai and NASDAQ Dubai will remain unchanged.

The new structure, which is subject to DFSA approval, will enable DFM and NASDAQ Dubai to benefit from each other’s regional and international strengths, creating a more powerful capital markets hub that is unique in the Gulf Cooperation Council (GCC) countries. The two exchanges intend to integrate their exchange technology to benefit from cost synergies and to provide enhanced functionality and participant access.

“The combination of the two Dubai exchanges has long been seen as a preferred way forward. It will create greater efficiencies from a systems perspective, enabling retail investors to better access NASDAQ Dubai and providing issuers with a choice of commercial and regulatory structures,” said Adena Friedman, Chief Financial Officer, NASDAQ OMX and Board Member, NASDAQ Dubai. “We remain committed to participating in the development of the capital markets in the GCC region and we believe that this transaction will enable Dubai to structure the financial markets for future growth.”

The transaction will result in a pre-tax, non-cash impairment charge of NASDAQ OMX’s investment in NASDAQ Dubai. The initial total investment in February 2008 consisted of a $50 million cash contribution, in addition to specific technology and trademark rights, and was at the time valued at $128 million. It has a current carry value of $120 million. As of December 21, 2009, a 1 percent ownership interest in DFM is valued at approximately $39 million. NASDAQ OMX has determined that there is a pre-tax, non-cash impairment charge, currently estimated at $81 million, subject to confirmation by a third-party valuation. When the restructuring transaction described above is completed, NASDAQ OMX may record a gain or a loss based on the then-current market price of DFM shares and the then–current carrying value of NASDAQ OMX’s NASDAQ Dubai investment.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with approximately 3,700 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein may contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the restructuring of NASDAQ OMX’s investment in NASDAQ Dubai and the impairment charge relating thereto. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to, factors detailed in NASDAQ OMX’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

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MEDIA CONTACTS

Bethany Sherman

+1 212 401 8714

Bethany.sherman@nasdaqomx.com

Anna Rasin

+46 8 405 66 12

Anna.rasin@nasdaqomx.com

The NASDAQ OMX Group, Inc.	2